Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 11, 2018
Registration Statement Nos. 333-208642 and 333-208642-02

BMW FS SECURITIES LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW FS SECURITIES LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW FS SECURITIES LLC, BMW VEHICLE OWNER TRUST 2018-A AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW FS SECURITIES LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-866-669-7629.
Free Writing Prospectus dated January 11, 2018
$1,250,000,000 Asset-Backed Notes
BMW Vehicle Owner Trust 2018-A Issuing Entity (CIK Number: 0001725617)
BMW FS Securities LLC Depositor (CIK Number: 0001136586)	BMW Financial Services NA, LLC Sponsor, Originator, Seller, Servicer and Administrator (CIK Number: 0001541188)	BMW Bank of North America Originator and Seller
The depositor has prepared a preliminary prospectus dated January 11, 2018 which describes the notes to be issued by the issuing entity. You should review such preliminary prospectus in its entirety before deciding to purchase any of the notes.
Ratings
It is a condition to the issuance of the notes that, on the closing date, they receive at least the indicated ratings from Moody’s Investors Service, Inc. (“Moody’s”), and Fitch Ratings, Inc. (“Fitch” and, together with Moody’s, the “rating agencies”), listed below.
	Moody’s	Fitch
Class A-1 Notes	P-1 (sf)	F1+sf
Class A-2a Notes	Aaa (sf)	AAAsf
Class A-2b Notes	Aaa (sf)	AAAsf
Class A-3 Notes	Aaa (sf)	AAAsf
Class A-4 Notes	Aaa (sf)	AAAsf
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A security rating is not a recommendation to buy, sell or hold notes. The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw its assigned rating at any time. If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes. Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.
None of the sponsor, the depositor, the servicer, the administrator, the sellers, the originators, the indenture trustee, the owner trustee, the asset representations reviewer or any of their affiliates will be required to monitor any changes to the ratings on these notes.
Underwriters
J.P. Morgan	Credit Suisse	Mizuho Securities
Co-Managers
BNP PARIBAS	Lloyds Securities